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                                                                 EXHIBIT (a)(4)

       OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                                      of

                       Puerto Rican Cement Company, Inc.

                                      by

                          Tricem Acquisition, Corp.,

                    an indirect wholly owned subsidiary of

                              CEMEX, S.A. de C.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
             MONDAY, JULY 29, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                   July 1, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   Tricem Acquisition, Corp., a Puerto Rico corporation (the "Purchaser") and an indirect wholly owned subsidiary of CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("CEMEX"), has made an offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Puerto Rican Cement Company, Inc., a Puerto Rico corporation (the "Company"), at a purchase price of U.S. $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

   Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Citibank, N.A. (the "Depositary") prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

   The Offer is conditioned upon, among other things, (1) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated. The Offer is subject to certain other conditions contained in Sections 1 and 15 of the Offer to Purchase. Please read Sections 1 and 15 to the Offer to Purchase, which set forth in full the conditions of the Offer.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    1. Offer to Purchase, dated July 1, 2002;

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    2. Letter of Transmittal for your use in accepting the Offer and tendering
       Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

    3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. The letter to stockholders of the Company from Miguel A. Nazario, Chairman of the Company, accompanied by the Company's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Company's board of directors that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer; and

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   The Company's board of directors, at a special meeting held on June 11, 2002, with one director absent, unanimously (1) determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are fair to the Company's stockholders and in the best interests of the Company and its stockholders; (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) recommended that the Company's stockholders (A) accept the Offer and (B) if stockholder approval is necessary, approve the Merger Agreement and the Merger. Accordingly, the Company's board of directors recommends that your clients accept the Offer and tender all of their Shares pursuant to the Offer.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 11, 2002 (the "Merger Agreement"), among CEMEX, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of CEMEX, and the separate corporate existence of the Purchaser will cease.

   Concurrently with entering into the Merger Agreement, the Purchaser and CEMEX entered into substantially identical Transaction Support Agreements with four stockholders of the Company that collectively own 1,482,804 Shares, constituting approximately 29% of the Shares outstanding. Under the Transaction Support Agreements, these stockholders have agreed, among other things, to tender their Shares in the Offer and to vote for the Merger. See Section 11 of the Offer to Purchase for a discussion of the Merger Agreement and Transaction Support Agreements.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) and pursuant to the procedure set forth in Section 3 of the Offer to Purchase, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

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   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser, however, upon request, will reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

   The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JULY 29, 2002, UNLESS THE OFFER IS EXTENDED.

   Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          Georgeson Shareholder Communications
                                            Inc.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CEMEX, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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